Exhibit 5.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 www.dlapiper.com T 312.368.4000 F 312.236.7516

April 28, 2023
Board of Directors
STAG Industrial, Inc.
One Federal Street, 23rd Floor
Boston, Massachusetts 02110

Re:    Form S-8 Registration Statement – Amendment to 2011 Equity Incentive Plan
Ladies and Gentlemen:
We have served as special counsel to STAG Industrial, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time by the Company of up to 3,500,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), all of which may be issued by the Company pursuant to the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended and restated (the “Plan”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
1)the Plan;
2)the Registration Statement;
3)the Company’s Articles of Amendment and Restatement, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on February 9, 2023 and by the Secretary of the Company as of the date hereof (collectively, the “Charter”).
4)the Company’s Third Amended and Restated Bylaws, as certified by the Secretary of the Company on the date hereof;
5)the resolutions adopted by the board of directors (the “Board”) of the Company on March 7, 2023 and April 25, 2023 and minutes from the annual meeting of stockholders on April 25, 2023, relating to, among other things, the registration, issuance and sale of the Shares, as certified by the Secretary of the Company on the date hereof;
6)an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;
7)the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated April 18, 2023 (the “Good Standing Certificate”); and
8)such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies

STAG Industrial, Inc.
April 28, 2023
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and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares.
2.The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Plan, the applicable award agreements and the applicable resolutions of the Board or Compensation Committee thereof, the Shares will be validly issued, fully paid and nonassessable.
The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VI of the Charter, as amended or supplemented as of the date hereof.
The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.
                        Very truly yours,
                        /s/ DLA PIPER LLP (US)